Exhibit 10.9

March [__], 2020

[__________________]

[__________________]

[__________________]

Re: 2018 Retention Bonus

Dear [____________]:

In recognition of your continuing key role at Tidewater Inc. (the “Company”), you shall be entitled to a Retention bonus based upon the terms and conditions set forth in this letter agreement (this “Agreement”). This agreement shall become effective upon the date that it has been signed by the employee (the “Effective Date”).

1.

Retention Bonus.  You shall be entitled to a retention bonus of [____________] (the “Performance Bonus”), payable according to the terms outlined below, subject to your continued employment through 1 year following the Effective Date.

Payment of the Retention Bonus is separate from, and in addition to, your regular salary and benefits and therefore, this Agreement is not subject to the terms and conditions contained in any employment contract, offer letter or other employment communication or policy.

2.

Payment Schedule.  The Retention Bonus will be paid to you in one cash installment payment equal to one hundred percent (100%) of the amount of the Retention Bonus (less all required tax withholdings). The Payment will be paid to you no later than April 31st.

The payments hereunder shall not be taken into account for purposes of any other compensation or benefit program of the Company or any of its subsidiaries.

3.

Release of Claims.  Your Retention Bonus shall be contingent on your executing and not revoking an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company or its affiliates.  Such release will provide for a fixed review period and 7-day revocation period, as set forth in the release form.

4.

409A.  The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

5.

Assignment.  You may not assign your rights under this Agreement except upon your death.  The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

6.

Entire Agreement.  This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; provided, however, this Agreement does not impact, alter, modify, amend or otherwise supersede any of the rights or obligations of either party under any employment agreement or arrangement, or any existing severance agreements in place between you and the Company or any of its subsidiaries. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

7.

Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of General Counsel, and (ii) if to you, at your home address as such address may appear on the records of the Company or any of its subsidiaries, or to such other address as such party may hereafter specify in written notice to the other party.

8.

Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

9.

Governing Law; WAIVER OF JURY TRIAL.  To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Texas or federal court sitting in Harris County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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10.

Tax.  Amounts payable under this Agreement shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

11.

Waiver.  Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

12.

Severability.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.

Counterpart Originals.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return the entire document no later than March 31, 2020.

Sincerely

TIDEWATER INC.

_____________________________________

By: David Darling

Title: Vice President & CHRO

ACCEPTED AND AGREED AS OF THE

EFFECTIVE DATE:

________________________________ ________________________________

By: [____________________]Date:

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